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Exhibit 4.1   Specimen Common Stock Certificate of the Company


    The specimen certificate contains the logo of the Company above the name of the Company and the Company's CUSIP number (12487Q 10 9), as well as the name of the Company. The specimen certificate is signed by Gerald P. Kenney, Secretary, and David M. Phillips, Chairman of the Board, Chief Executive Officer and President, of the Company. The specimen certificate contains the following language:

         This certifies that ______________________ is the owner of ___________ fully paid and nonassessable shares of the Common Stock, par value $.10 per share, of CCC Information Services Group Inc. transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar. Witness the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers.


    In the lower right-hand corner of the specimen certificate, there is a place for the signature of Harris Trust and Savings Bank, transfer agent and registrar.